Exhibit 99.1

ATP Signs £265 Million Agreement to Sell a Portion of Its North Sea Assets

HOUSTON--(BUSINESS WIRE)--October 27, 2008--ATP Oil & Gas Corporation (NASDAQ:ATPG) and its wholly owned subsidiary ATP Oil & Gas (UK) Limited today announced that it has entered into a sale and purchase agreement for £265 million or approximately $430 million with EDF Production UK Limited (“EDF”), a subsidiary of EDF International of France, for certain of ATP’s UK assets in the North Sea. Effective July 1, 2008, the agreement transfers 80% of ATP’s UK interest in its Tors (a 68% working interest) and Wenlock (an 80% working interest) properties to EDF. In addition to this transaction, EDF has a later option to acquire the remaining ATP interests. The sale has been approved by the respective boards and parents of ATP and EDF and is subject to approval by the UK regulatory authority. Closing and funding of the sale is expected before the end of 2008. ATP UK will remain as operator of both Tors and Wenlock.

T. Paul Bulmahn, Chairman and CEO of ATP, stated, “In June 2008 ATP launched its asset monetization program with Scotia Waterous. ATP will use these proceeds to reduce its debt, further its 2008 and 2009 development program and for other corporate purposes. This is testimony to the value created by the employees of ATP and in particular by the staff at ATP’s UK office. We are pleased to have EDF as a partner in our North Sea production and development program.”

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. The SEC has generally permitted oil and gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We and our independent third party reservoir engineers use the terms "probable" and “possible” and we use the term “recoverable hydrocarbons” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves. All estimates of probable and possible reserves in this news release have been prepared by our independent third party engineers and all estimates of recoverable hydrocarbons have been prepared by management. More information about the risks and uncertainties relating to ATP's forward-looking statements is found in our SEC filings.

CONTACT:
ATP Oil & Gas Corporation, Houston
T. Paul Bulmahn, 713-622-3311
Chairman and CEO
or
Albert L. Reese Jr., 713-622-3311
Chief Financial Officer
www.atpog.com